Exhibit 10.4
CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of [•], 2007, is entered into by and among Quest Resource Corporation, a Nevada corporation (“QRC”), Quest Energy Partners, L.P., a Delaware limited liability partnership (“MLP”), Quest Energy GP, LLC, a Delaware limited liability company (“GP”), Quest Cherokee, LLC, a Delaware limited liability company (the “Operating Company”), Quest Oil & Gas, LLC, a Kansas limited liability company wholly-owned by QRC (“Quest O&G”), and Quest Energy Service, LLC, a Kansas limited liability company wholly-owned by QRC (“Energy Service”). The parties to this agreement are collectively referred to herein as the “Parties.”
RECITALS
     WHEREAS, QRC and GP have formed MLP, pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), for the purpose of engaging in any business activity that is approved by GP and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act;
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date hereof:
1.	QRC formed GP, under the terms of the Delaware Limited Liability Company Act, and contributed $1,000 in exchange for all of the membership interests in GP.

2.	QRC and GP formed MLP, under the terms of the Delaware LP Act, to which QRC contributed $980 in exchange for a 98% limited partner interest in MLP, and GP contributed $20 in exchange for a 2% general partner interest in MLP.

3.	STP Cherokee, LLC, an Oklahoma limited liability company wholly-owned by QRC and which owned a 37.26% membership interest in the Operating Company, merged with and into QRC, with QRC as the surviving entity in such merger.

4.	J-W Gas Gathering, L.L.C., a Kansas limited liability company, the sole member of which was Producers Service, LLC, a Kansas limited liability company (“Producers”), the sole member of which was Ponderosa Gas Pipeline Company, LLC, a Kansas limited liability company wholly-owned by QRC (“Ponderosa”), and which owned an 8.82% membership interest in the Operating Company, was merged with and into Producers, with Producers as the surviving entity in such merger.

5.	Producers, which owned a 0.71% membership interest in the Operating Company prior to the merger described above, was merged with and into Ponderosa, with Ponderosa as the surviving entity in such merger.

6.	Ponderosa, which owned a 3.35% membership interest in the Operating Company prior to the mergers described above, was merged with and into QRC, with QRC as the surviving entity in such merger.

7.	Operating Company conveyed all of the Retained Assets to Quest O&G.
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following matters shall occur:
1.	Each of Energy Service and Quest O&G will convey its entire membership interests in the Operating Company, which owns the E&P Assets, to QRC, after which QRC will own all of the membership interests in the Operating Company.

2.	QRC will convey a membership interest in the Operating Company to GP with a value equal to 2% of the equity value of MLP on the closing date of the Offering (the “Interest”) as an additional capital contribution.

3.	GP will convey the Interest in the Operating Company to MLP in exchange for (a) a continuation of its 2% general partner interest (which is equal to 431,827 General Partner Units) in MLP and (b) the issuance of IDRs in MLP.

4.	QRC will convey to MLP its remaining membership interest in the Operating Company in exchange for (a) 3,551,521 Common Units in the MLP and (b) 8,857,981 Subordinated Units in the MLP.

5.	Existing lenders under the Credit Facilities will assign such facilities to a new group of lenders (the “New Lenders”).

6.	QRC, the Operating Company and the New Lenders will amend and restate the Credit Facilities into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) that will include a $250.0 million revolving credit facility. MLP will be a guarantor under the Amended Credit Agreement.

7.	QRC will enter into a new $50.0 million credit facility (the “QRC Credit Agreement”).

8.	The public, through the Underwriters, will purchase 8,750,000 Common Units from MLP in the Offering, representing a 40.5% limited partner interest in MLP, for $[•] million in cash, less the net amount of $[•] million payable to the Underwriters after taking into account the Underwriters’ discount and a structuring fee payable to Wachovia Capital Markets, LLC.

9.	MLP will use the net proceeds the Offering to (a) pay transaction expenses related to the transactions contemplated by this Agreement and the Offering (exclusive of the Underwriters’ discount and structuring fee) and (b) contribute the remaining net proceeds of the Offering to the Operating Company, which will use the net proceeds to repay a portion of the indebtedness under the Amended Credit Agreement.

10.	QRC will borrow an amount under the QRC Credit Agreement to repay a portion of the outstanding indebtedness under the Amended Credit Agreement to reduce the principal amount of indebtedness under the Amended Credit Agreement to $75.0 million, at which time QRC will be released as an obligor under the Amended Credit Agreement.

11.	To the extent that the Underwriters exercise their over-allotment option to purchase up to 1,312,500 Common Units (the “Over-Allotment Option”), MLP will use the net proceeds therefrom to redeem from QRC the number of Common Units equal to the number of Common Units issued upon the exercise of the Over-Allotment Option.

12.	The organizational documents of the Parties will be amended and restated to the extent necessary to reflect the applicable matters set forth above and as contained in this Agreement.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. The following capitalized terms shall have the meanings given below.
(a)	“Affiliate” has the meaning assigned to such term in the Partnership Agreement.

(b)	“Agreement” means this Contribution, Conveyance and Assumption Agreement.

(c)	“Amended Credit Agreement” has the meaning assigned to such term in the Recitals.

(d)	“Assets” has the meaning assigned to such term in Section 4.01(a) of this Agreement.

(e)	“Common Unit” has the meaning assigned to such term in the Partnership Agreement.

(f)	“Credit Facilities” means each of the following (i) that certain Amended and Restated Senior Credit Agreement, dated as of February 7, 2006, by and among QRC, the Operating Company, Guggenheim Corporate Funding, LLC, and the lenders party thereto, as amended by that certain Amendment No. 1 to Amended and Restated Senior Credit Agreement, dated as of June 9, 2006, as further amended by that certain Waiver and Amendment No. 2, dated as of December 22, 2006, and as further amended by that certain Waiver and Amendment No. 3, dated as of April 25, 2007; (ii) that certain Amended and Restated Second Lien Term Loan Agreement, dated as of June 9, 2006, by and among the Operating Company, QRC, Guggenheim Corporate Funding, LLC, and the lenders party thereto, as amended by that certain Waiver and Amendment No. 1, dated as of December 22, 2006, and as further amended by that certain Waiver and Amendment No. 2, dated as of April 25, 2007; and (iii) that certain Third Lien Term Loan Agreement, dated as of June 9, 2006, by and among the Operating Company, QRC, Guggenheim Corporate Funding, and the lenders party thereto, as amended by that certain Waiver and Amendment No. 1, dated as of December 22, 2006, and as further amended by that certain Waiver and Amendment No. 2, dated as of April 25, 2007.

(g)	“Delaware LP Act” has the meaning assigned to such term in the Recitals.

(h)	“E&P Assets” means all of the gas and oil properties in the Cherokee Basin, a 13-county region in southeastern Kansas and northeastern Oklahoma, and related assets owned by the Operating Company as of the Effective Time, and 100% of the outstanding membership interests of Quest Cherokee Oilfield Service, LLC.

(i)	“Effective Time” means 12:01 a.m. Central Time on [•], 2007.

(j)	“Energy Service” has the meaning assigned to such term in the opening paragraph of this Agreement.

(k)	“GP” has the meaning assigned to such term in the opening paragraph of this Agreement.

(l)	“General Partner Unit” has the meaning assigned to such term in the Partnership Agreement.

(m)	“IDR” means “Incentive Distribution Right” as such term is defined in the Partnership Agreement.

(n)	“Indemnified Party” means either the Operating Company and MLP or QRC and its Affiliates (other than members of the Partnership Group), as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III hereof.

(o)	“Indemnifying Party” means either the Operating Company and MLP or QRC, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III hereof.

(p)	“Interest” has the meaning assigned to such term in the Recitals.

(q)	“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

(r)	“MLP” has the meaning assigned to such term in the opening paragraph of this Agreement.

(s)	“New Lenders” has the meaning assigned to such term in the Recitals.

(t)	“Offering” means the offering by the MLP of Common Units to the public in an underwritten public offering.

(u)	“Operating Company” has the meaning assigned to such term in the opening paragraph of this Agreement.

(v)	“Over-Allotment Option” has the meaning assigned to such term in the Recitals.

(w)	“Parties” has the meaning assigned to such term in the opening paragraph of this Agreement.

(x)	“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P. dated as of the date hereof.

(y)	“Partnership Group” has the same meaning assigned to such term in the Partnership Agreement.

(z)	“Ponderosa” has the meaning assigned to such term in the Recitals.

(aa)	“Producers” has the meaning assigned to such term in the Recitals.

(bb)	“QRC” has the meaning assigned to such term in the opening paragraph of this Agreement.

(cc)	“QRC Credit Agreement” has the meaning assigned to such term in the Recitals.

(dd)	“Quest O&G” has the meaning assigned to such term in the opening paragraph of this Agreement.

(ee)	“Registration Statement” means the registration statement on Form S-1 (file number 333-144716) filed by MLP relating to the Offering.

(ff)	“Retained Assets” means any assets owned by the Operating Company other than E&P Assets, including without limitation undeveloped property located in the States of Texas, New Mexico and Pennsylvania and related assets.

(gg)	“Subordinated Unit” has the meaning assigned to such term in the Partnership Agreement.

(hh)	“Underwriters” means Wachovia Capital Markets, LLC, RBC Capital Markets Corporation, Friedman, Billings, Ramsey & Co., Inc., Oppenheimer & Co. Inc., Stifel, Nicolaus & Company, Incorporated and Wells Fargo Securities, LLC.

ARTICLE II
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS
     SECTION 2.01. Merger of QRC Subsidiaries. The Parties acknowledge that (a) STP Cherokee, LLC merged with and into QRC and pursuant thereto the surviving entity was QRC, a Nevada corporation, (b) J-W Gas Gathering, L.L.C. merged with and into Ponderosa and pursuant thereto the surviving entity was Ponderosa, a Kansas limited liability company, (c) Producers merged with and into Ponderosa and pursuant thereto the surviving entity was Ponderosa, a Kansas limited liability company, and (d) Ponderosa merged with and into QRC and pursuant thereto the surviving entity was QRC, a Nevada corporation.
     SECTION 2.02. Assignment of Credit Facilities to New Lenders. The Parties acknowledge the assignment of the Credit Facilities to the New Lenders.
     SECTION 2.03. Amendment and Restatement of Credit Facilities. The Parties acknowledge the amendment and restatement of the Credit Facilities into the Amended Credit Agreement. MLP further acknowledges that it is a guarantor pursuant to the Amended Credit Agreement. QRC will be released as an obligor under such Amended Credit Agreement pursuant to Section 2.04 below.
     SECTION 2.04. Refinancing by QRC. The Parties acknowledge that QRC will enter into the QRC Credit Agreement. Proceeds of $[•] million under the QRC Credit Agreement will be used by QRC to repay a portion of the outstanding indebtedness under the Amended Credit Agreement, at which time QRC will be released as an obligor under the Amended Credit Agreement.
     SECTION 2.05. Distribution of the Operating Company Interest by Energy Service to QRC. Energy Service hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers to QRC, its successors and assigns, for its and their own use forever, all of Energy Service’s right, title and interest in and to Energy Service’s entire membership interest in the Operating Company, and QRC hereby accepts such membership interest.
     SECTION 2.06. Distribution of the Operating Company Interest by Quest O&G to QRC. Quest O&G hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers to QRC, its successors and assigns, for its and their own use forever, all of Quest O&G’s right, title and interest in and to Quest O&G’s entire membership interest in the Operating Company, and QRC hereby accepts such membership interest.
     SECTION 2.07. Distribution of the Retained Assets by the Operating Company to QRC. The Operating Company hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers to Quest O&G, its successors and assigns, for its and their own use forever, all of the Operating Company’s right, title and interest in and to the Retained Assets, and Quest O&G hereby accepts such assets.
     SECTION 2.08. Contribution of the Operating Company Interest by QRC to GP. QRC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to GP, its successors and assigns, for its and their own use forever, all of QRC’s right, title and interest in and to the Interest in the Operating Company, as a capital contribution, and GP hereby accepts such Interest as a contribution to the capital of GP.
     SECTION 2.09. Contribution of the Operating Company Interest by GP to MLP. GP hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to MLP, its successors and assigns, for its and their own use forever, all of GP’s right, title and interest in and to the Interest in the Operating Company, as a capital contribution, in exchange for 431,827 General Partner Units representing a 2% general partner interest in MLP and the issuance of the Incentive Distribution Rights, and MLP hereby accepts the Interest as a contribution to the capital of MLP.
     SECTION 2.10. Contribution of the Operating Company Interest by QRC to MLP. QRC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to MLP, its successors and assigns, for its and their own use forever, all of QRC’s right, title and interest in and to its remaining membership interest in the Operating Company, as a capital contribution, in exchange for 3,551,521 Common Units, representing a 16.5% limited partner interest in MLP, and 8,857,981 Subordinated Units, representing a 41.0% limited partner interest in MLP, and MLP hereby accepts such membership interest as a contribution to the capital of MLP.
     SECTION 2.11. Public Cash Contribution. The Parties acknowledge a capital contribution by the public through the Underwriters to MLP of $[•] million in cash ($[•] million net to MLP after taking into account the Underwriters’ discount and the structuring fee payable to Wachovia Capital Markets, LLC) in exchange for 8,750,000 Common Units representing a 40.5% limited partner interest in MLP.
     SECTION 2.12. Payment of Transaction Expenses by MLP; Cash Contribution by MLP. The Parties acknowledge (a) the payment by MLP, in connection with the Offering and the transactions contemplated hereby, of transaction expenses in the amount of approximately $[•] million (exclusive of the Underwriters’ discount and the structuring fee) and (b) the contribution by MLP of the net proceeds of the Offering of approximately $[161.3] million to the Operating Company. MLP agrees to cause the Operating Company to use the funds pursuant to clause (b) above to repay a portion of its indebtedness outstanding under the Amended Credit Agreement.
     SECTION 2.13. Over-Allotment Option. The Parties acknowledge that in the event the Underwriters exercise their Over-Allotment Option, MLP will use the net proceeds therefrom to redeem from QRC the number of Common Units equal to the number of Common Units issued upon the exercise of the Over-Allotment Option.
ARTICLE III
INDEMNIFICATION
     SECTION 3.01. Indemnification by the Operating Company. Subject to Section 3.03 below, the Operating Company and MLP shall indemnify, defend and hold harmless QRC and its Affiliates (other than members of the Partnership Group) from and against all Losses suffered or incurred by QRC or such Affiliates by reason of or arising out of the legal proceedings set forth on Exhibit A hereto and any and all claims or legal proceedings arising out of or relating to substantially the same facts and circumstances as those which are the subject, in whole or in part, of any such legal proceedings.
     SECTION 3.02. Indemnification by QRC. Subject to Section 3.03 below, QRC and its Affiliates (other than members of the Partnership Group) shall indemnify, defend and hold harmless the Operating Company or MLP from and against all Losses suffered or incurred by the Operating Company or MLP by reason of or arising out of the legal proceeding set forth on Exhibit B hereto and any and all claims or legal proceedings arising out of or relating to substantially the same facts and circumstances as those which are the subject, in whole or in part, of such legal proceeding.
     SECTION 3.03. Indemnification Procedures.
     (a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III other than as to the existence of the legal proceedings listed in Exhibits A and B, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall be under no obligation to provide notice pursuant to this Section 3.03 in the event that the Indemnifying Party is a named co-defendant in the litigation giving rise to the Indemnified Party’s right to indemnification in accordance with this Article III.
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, as applicable and without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records or other information furnished by the Indemnified Party pursuant to this Section 3.03. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     (d) In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons less the costs incurred by the Indemnified Party in obtaining such recovery.
ARTICLE IV
TITLE MATTERS
     SECTION 4.01. Encumbrances.
     (a) Except to the extent provided in any other document executed in connection with this Agreement or the Offering, the contribution and conveyance (by operation of law or otherwise) of the membership interests in the Operating Company (including the E&P Assets owned by or transferred to the Operating Company) (collectively, the “Assets”) pursuant to this Agreement are made expressly subject to all recorded and unrecorded liens (other than consensual liens), encumbrances, agreements, defects, restrictions, adverse claims and all laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdictions over the Assets and operations conducted thereon or in connection therewith, in each case to the extent the same are valid and enforceable and affect the Assets, including all matters that a current survey or visual inspection of the Assets would reflect.
     (b) To the extent that certain jurisdictions in which the Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.01(a) immediately above shall also be applicable to the conveyances under such documents.
     SECTION 4.02. Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws.
     (a) EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF

ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OR THE RETAINED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR THE RETAINED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS OR THE RETAINED ASSETS, (B) THE INCOME TO BE DERIVED FROM THE ASSETS OR THE RETAINED ASSETS, (C) THE SUITABILITY OF THE ASSETS OR THE RETAINED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE ASSETS OR THE RETAINED ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS) OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR THE RETAINED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OR THE RETAINED ASSETS, AND EACH IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OR THE RETAINED ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OR THE RETAINED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE ASSETS OR THE RETAINED ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS OR THE RETAINED ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH

RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT.
     (b) The contribution and transfers of the Assets and Retained Assets made under this Agreement are made with full rights of substitution and subrogation of the respective parties receiving such transfers and contributions, and all persons claiming by, through and under such parties, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the parties contributing or transferring the Assets or the Retained Assets, as the case may be, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets and Retained Assets, as the case may be.
     (c) Each of the Parties agrees that the disclaimers contained in this Section 4.02 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver” or “set over” or any of them or any other words used in this Agreement or any exhibits hereto are hereby expressly disclaimed, waived or negated.
     (d) Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
ARTICLE V
FURTHER ASSURANCES
     SECTION 5.01. Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.
     SECTION 5.02. Other Assurances. From time to time after the Effective Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to attempt to identify all of the assets being contributed to MLP as required in connection with the Offering. However, it is possible that assets intended to be contributed to MLP were not identified and therefore are not included in the Assets. It is the express intent of the Parties that MLP own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the appropriate members of the Partnership Group. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate members of the Partnership Group. Likewise, to the extent that assets are identified at a later date that were not intended by the Parties to be conveyed as reflected in this Agreement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party. For the avoidance of doubt, the provisions of this Section shall apply to the Retained Assets as well as the Assets.
ARTICLE VI
EFFECTIVE TIME
     Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II or Article III of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II or Article III of this Agreement shall be effective and operative in accordance with Section 7.01 and this Article VI, without further action by any Party.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.01. Order of Completion of Transactions. Except for the transactions provided for in Section 2.01, which have been completed prior to the date hereof, the transactions provided for in Article II of this Agreement shall be completed on the date hereof in the order set forth therein.
     SECTION 7.02. Costs. MLP shall pay all expenses, fees and costs, including but not limited to, all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, MLP shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article V of this Agreement.
     SECTION 7.03. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     SECTION 7.04. Successors and Assigns. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     SECTION 7.05. Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no other person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     SECTION 7.06. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.
     SECTION 7.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.
     SECTION 7.08. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     SECTION 7.09. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.
     SECTION 7.10 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may provide to the other Parties in the manner provided in this Section 7.10.

(a)	For notices to QRC, Energy Services or Quest O&G:
Quest Resource Corporation
[9520 North May Avenue, Suite 300]
Oklahoma City, Oklahoma [73120]
Attn: Chief Executive Officer

(b)	For notices to the GP, MLP or Operating Company:
Quest Energy Partners, L.P.
c/o Quest Energy GP, LLC
[9520 North May Avenue, Suite 300]
Oklahoma City, Oklahoma [73120]
Attn: Chief Executive Officer
     SECTION 7.10. Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.
     SECTION 7.11. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

QUEST RESOURCE CORPORATION

Name:	Jerry D. Cash
Title:	Chief Executive Officer

QUEST ENERGY PARTNERS, L.P. By: Quest Energy GP, LLC, its general partner

Name:	Jerry D. Cash
Title:	Chief Executive Officer

QUEST ENERGY GP, LLC

Name:	Jerry D. Cash
Title:	Chief Executive Officer

QUEST CHEROKEE, LLC

Name:	Jerry D. Cash
Title:	Manager

QUEST ENERGY SERVICE, LLC

Name:	Jerry D. Cash
Title:	Chief Executive Officer and President

QUEST OIL & GAS, LLC

Name:	Jerry D. Cash
Title:	Chief Executive Officer and President

EXHIBIT A
[State of Kansas]
1. Central Natural Resources, Inc. v. Quest Cherokee, LLC, Bluestem Pipeline, LLC, et al., Case No. 04-C-100-PA, Labette County District Court
2. Central Natural Resources, Inc. v. Quest Cherokee, LLC, Case No. CJ-06-07, Craig County, Oklahoma District Court
3. Labette Energy, LLC v STP Cherokee and Quest Cherokee, LLC, Case No. 05 CV 41, Labette County District Court
4. Endeavor Energy Resources, L.P., et al. v. Quest Cherokee LLC, Case No. 05-CV-39 Montgomery County District Court
5. Roger Dean Daniels v. Quest Cherokee LLC, Case No.06-CV-61, Montgomery County District Court
6. Quest Cherokee, LLC v. Hinkles & Admiral Bay, Case No. 2006-CV-74, Labette County District Court
7. Robert King, Trustee of Orville B. King and Juanita G. King Trust v. Quest Cherokee, LLC, Case No. 06-CV-86, Labette County District Court
8. Russell Freeman, d/b/a Continental Energy v. Quest Oil & Gas Corporation, Quest Cherokee, LLC, et al., Case No. 2006-CV-28, Chautauqua County District Court
9. Carol R. Knisely, et al. vs. Quest Cherokee, LLC, Case No. 07-CV-58I, Montgomery County District Court
10. In the Matter to Show Cause on the Commission’s Own Motion Issued to Quest Cherokee, LLC, KCC Docket No. 07-CONS-155-CSHO

11. In the Matter of the Complaint of Roger Daniels against Quest Cherokee, LLC, KCC Docket No. 07-CONS-207-CMSC
12. Lakeview Golf Course, LLC v. Quest Cherokee, LLC, Case No. 07-CV-75I, Montgomery County District Court
13. Thomas R. Erbe and Janet L. Erbe v. Quest Cherokee, LLC, Case No. 07-CV-32, Wilson County District Court
14. Lawrence Lee Ranes and Marianne Ranes v, Quest Cherokee, LLC, Case No. 07-CV-86I, Montgomery County District Court
15. Charles J. Fink and Rebecca A. Fink v. Quest Cherokee, LLC, Case No. 07-CV-73I, Montgomery County District Court
16. Hugo Spieker, et al. v. Quest Cherokee, LLC, Case No. 07-1225-MLB, U.S. District Court, District of Kansas
17. Well Refined Drilling Co. v. Quest Cherokee, LLC, Case No. 2007 CV 91, Neosho County District Court
18. Housel v. Quest Cherokee, LLC, Case No. 06-CV-26-I, Montgomery County District Court
19. Scott Tomlinson, et al. v. Quest Cherokee, LLC, Case No. 2007 CV 45, Wilson County District Court
20. Well Refined Drilling Co. v. Quest Cherokee, LLC, et al., Case No. 2007 CV 47, Wilson County District Court
[State of Oklahoma]

21. Hill v. Quest Resource Corporation, et al., Case No. CJ-2003-30, Craig County District Court
22. Kirkpatrick v. STP, Inc., STP Cherokee, Inc. and Bluestem Pipeline, LLC, Case No. CJ-2005-143, Craig County District Court

EXHIBIT B
[State of Kansas]
1. J.D. and Vickie Friess v. Quest Cherokee, L.L.C., Bluestem Pipeline, LLC, et al., Case No. 06-CV-58, Labette County District Court